EXHIBIT 99.1

CDEX APPOINTS GREGORY FIRMBACH AS PRESIDENT

Tucson, Arizona – February 10, 2010 – CDEX Inc. (OTCBB: CEXI) (www.cdexinc.com) announced today that its Board of Directors has appointed Gregory Firmbach as its new President.  Firmbach, formerly CDEX Senior Vice President, has served for over 25 years in senior positions in the healthcare industry.  He has led divisions and companies (both public and private) in all aspects of successful development, launch and expansion of both software and hardware products related to the healthcare industry.  In his new role, he will lead the company’s strategic growth.

“Greg is a seasoned executive with outstanding credentials in the successful development and launch of healthcare products in both public and private companies,” said Malcolm Philips, CDEX CEO.  “He has designed and implemented our sales and marketing strategies during these turbulent economic times and his appointment gives greater focus to revenue production as our continuing top priority.”

“I am honored with this appointment and will continue to make revenue production the top priority for CDEX,” said Firmbach. “We are ideally positioned to make 2010 a banner year focused on revenue growth and product development.  We recently enhanced our revenue model to ready our company for growth including significant changes to our customer service and marketing focus.”

“The goal I am setting for the Medication Safety Division is to establish the CDEX ValiMed™ Medication Validation System (MVS) as the standard for prevention of human error in the compounding of high risk medications and the diversion of hospital narcotics,” Firmbach continued.

Firmbach said the company will also fully support the efforts of the Emily Jerry Foundation and The Quaid Foundation to prevent human error in hospitals. The Emily Jerry Foundation recently endorsed the life-saving capability of the CDEX technology.  The ValiMed MVS delivers a real time validation of The Right Drug at The Right Dose for about $2.50 per test.

About CDEX
CDEX develops, manufactures and globally distributes products to the healthcare and security markets.  The ValiMed product line provides life-saving validation of high-risk medications and returned narcotics.  The ID2™ product line detects trace amounts of illegal drugs, such as methamphetamine.  CDEX expects to advance its patented technologies to serve additional markets. To meet its plans, CDEX must strengthen its financial position as stated periodically in its SEC filings.  For more information, contact Malcolm Philips at mphilips@cdex-inc.com.

Non-historical statements are forward-looking, as defined in federal securities laws, and generally can be identified by words such as "expects," "plans," "may," "believes," "should," "intends," and similar words. These statements pose risks that cannot be accurately predicted.  Consequently, results may differ materially from those expressed or implied. Such risks and uncertainties include, without limitation, the effectiveness, profitability and marketability of products, the protection of intellectual property and proprietary information, and other risks detailed periodically in filings with the SEC. There is no obligation to update any forward-looking statements.

4555 S. Palo Verde Rd. Suite 123    Tucson, AZ 85714    (520) 745-5172     www.cdexinc.com